EXHIBIT 16.1

June 26, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2008, of Newpark Resources, Inc. and are in agreement with the statements contained in the second, third, fourth, fifth, sixth and seventh paragraphs, inclusive, on pages 2 and 3 therein. We are also in agreement with the statement in the first paragraph on page 2 insofar as it relates to the dismissal effective June 23, 2008, of Ernst & Young LLP as the independent registered public accounting firm for Newpark Resources, Inc. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statements concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on pages 2 and 3 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant’s 2005 and 2006 financial statements.

/s/ Ernst & Young LLP